EXHIBIT 99.1

[XTO ENERGY LOGO]

NEWS RELEASE

For Immediate Release

Number: 04-01

XTO ENERGY CONCLUDES 2003 WITH $625 MILLION IN ACQUISITIONS;

BEGINS 2004 WITH $249 MILLION IN ACQUIRED PROPERTIES IN EAST TEXAS AND

LOUISIANA; INCREASES GAS PRODUCTION GROWTH TARGET TO 16-18%

FORT WORTH, TX (January 8, 2004) – XTO Energy Inc. (NYSE-XTO) announced today that it has entered definitive agreements with multiple parties to acquire producing properties located primarily in East Texas and northern Louisiana for $249 million. XTO Energy’s internal engineers estimate proved reserves to be 182 billion cubic feet of gas equivalent (Bcfe) of which approximately 50% are proved developed. The acquisitions will add about 30 million cubic feet of natural gas equivalent per day (MMcfe/d) to the Company’s growing production base. Development activities are expected to increase production on these properties to 40 MMcfe/d by year end 2004. About 90% of the production is attributable to natural gas. Development costs for the proved undeveloped reserves are estimated at $0.80 per thousand cubic feet (Mcf). XTO will operate more than 85% of the value of the assets which cover 100,000 gross acres (55,000 net) in our development corridor.

“These acquisitions highlight our confidence in continuing to grow XTO Energy as we have always done —- buy the right properties, demand strong economic returns and apply technical advantages to discover new reserves through development. With this strategy, we have built a platform for long-term, profitable growth and these properties immediately add to this growth,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “Our natural gas production in 2004 now targets an increase of 16% to 18%, up from the previous guidance of 13% to 15%. Even more important, we see additional growth from acquisitions in 2004 as we have established a budget of $650 million, of which $249 million is committed, to buy more producing properties during the year.”

XTO Energy Concludes 2003 with $625 Million in Acquisitions; Begins 2004 with $249 Million in Acquired Properties in East Texas and Louisiana; Increases Gas Production Growth Target to 16 - 18%

“Our team is dedicated to building success upon success,” continued Steffen E. Palko, Vice Chairman and President. “These acquisitions are a natural extension to our successful development programs throughout East Texas, where we have more than doubled acquired reserve volumes. We understand the reservoirs, the production characteristics are proven and the upsides for internal growth are apparent. Expect continued balanced growth for XTO Energy.”

In East Texas, XTO is acquiring 77 Bcfe of proved reserves (37% developed) in numerous fields including Carthage, Oak Hill, Beckville, Damascus and Willow Springs. Current production from these properties is about 14 Mmcfe/d and, with development activities, significant volume growth is anticipated during 2004.

The Company is also expanding its presence in northern Louisiana with the purchase of 105 Bcfe of proved reserves (60% developed) in multiple, long-lived fields including Haynesville, Middlefork, Cotton Valley and North Shongaloo. The combined properties produce about 12.5 million cubic of natural gas and 500 barrels of oil per day.

The majority of these acquisitions are scheduled to close on or before January 30, 2004. The final closing price for each transaction is subject to typical adjustments from closing, post-closing and minor preferential purchase right elections. Funding will be provided through a combination of existing credit facilities, cash flow or the placement of long-term debt.

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

XTO Energy Concludes 2003 with $625 Million in Acquisitions; Begins 2004 with $249 Million in Acquired Properties in East Texas and Louisiana; Increases Gas Production Growth Target to 16 - 18%

XTO Energy will conduct a conference call with executive management at 3:00 p.m. (Central) today, January 8, to discuss the acquisition. The conference call, along with a presentation providing maps and other data relating to the transaction can be accessed on the Company’s website at www.xtoenergy.com.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President-Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

Statements made in this news release, including those relating to proved reserves, economic returns, future production, growth in production, long-term profitable growth, 2004 natural gas production increase, development costs, development potential and achievements, acquisition growth and method of financing are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close any of the acquisitions, the exercise of a preferential right by third parties, the timing and results of drilling activity, higher than expected production costs and other expenses, and inability to identify properties for acquisition on terms we consider acceptable. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the pending acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.